Exhibit (a)(5)(G)

FOR IMMEDIATE RELEASE

IMMUCOR AND IVD ACQUISITION CORPORATION

ANNOUNCE EXPIRATION OF HSR WAITING PERIOD

NORCROSS, GA & FORT WORTH, TX, August 3, 2011 – Immucor, Inc. (Nasdaq: BLUD) (the “Company”) and IVD Acquisition Corporation, an affiliate of TPG Capital, L.P. (“TPG Capital”), today announced the expiration of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), relating to IVD Acquisition Corporation’s previously announced tender offer to acquire all outstanding shares of common stock of the Company. Accordingly, the condition to the tender offer with respect to the expiration of the applicable waiting periods under the HSR Act has been satisfied.

As previously announced, IVD Acquisition Corporation commenced a tender offer on July 15, 2011 for all of the outstanding shares of common stock of Immucor at a price of $27.00 per share, in cash, payable without interest and less any applicable withholding taxes. The tender offer is being made pursuant to an offer to purchase and a related letter of transmittal, each dated July 15, 2011, and a merger agreement entered into on July 2, 2011 by and among the Company, IVD Acquisition Corporation and IVD Holdings Inc. Pursuant to the agreement, after completion of the tender offer and the satisfaction or waiver of all conditions, IVD Acquisition Corporation will merge with and into the Company and all outstanding shares of the Company’s common stock, other than shares held by IVD Holdings Inc., IVD Acquisition Corporation or the Company or shares held by the Company’s shareholders who validly exercise dissenters’ rights under Georgia law, will be converted into the right to receive cash equal to the $27.00 offer price per share. If the minimum tender condition is not met, and in certain other circumstances, the parties have agreed to complete the transaction through a one-step merger after receipt of shareholder approval.

The tender offer and withdrawal rights are scheduled to expire at 5:00 P.M., Atlanta, Georgia time, on Thursday, August 18, 2011, unless the offer is extended or earlier terminated. The completion of the tender offer remains subject to certain conditions as described in the tender offer statement on Schedule TO originally filed with the Securities and Exchange Commission (the “SEC”) on July 15, 2011, as amended.

About Immucor

Founded in 1982, Immucor manufactures and sells a complete line of reagents and systems used by hospitals, reference laboratories and donor centers to detect and identify certain properties of the cell and serum components of blood prior to transfusion. Immucor markets a complete family of automated instrumentation for all of its market segments. For more information on Immucor, please visit our website at www.immucor.com.

About TPG Capital

TPG Capital is a leading global private investment firm founded in 1992 with $48 billion of assets under management and offices in San Francisco, Beijing, Fort Worth, Hong Kong, London, Luxembourg, Melbourne, Moscow, Mumbai, New York, Paris, Shanghai, Singapore and Tokyo. TPG Capital has extensive experience with global public and private investments executed through leveraged buyouts, recapitalizations, spinouts, growth investments, joint ventures and restructurings. TPG Capital’s healthcare investments have included Aptalis Pharma, Biomet, Fenwal, Healthscope, IASIS Healthcare, IMS Health, Oxford Health Plans, Parkway Holdings, Quintiles Transnational, Surgical Care Affiliates, among others.

Notice to Investors

This press release is neither an offer to purchase nor a solicitation of an offer to sell any securities. The solicitation and the offer to buy shares of the Company’s common stock is being made pursuant to an offer to purchase and related materials that affiliates of TPG Capital have filed with the SEC. Affiliates of TPG Capital have filed a tender offer statement on Schedule TO with the SEC in connection with the commencement of the offer, and thereafter the Company has filed a solicitation/recommendation statement on Schedule 14D-9 with respect to the tender offer. The tender offer statement (including an offer to purchase, a related letter of transmittal and other tender offer documents) and the solicitation/recommendation statement contain important information that should be read carefully before making any decision to tender securities in the tender offer. These materials have been sent to the Company’s shareholders and may also be obtained at no charge by contacting the Company’s Investor Relations Department at 3130 Gateway Drive, Norcross, Georgia, telephone number (770) 441-2051. All of these materials (and all other tender offer documents filed with the SEC) have also been made available at no charge at the SEC’s website (www.sec.gov).

Additional Information about the Merger and Where to Find It

In connection with the potential one-step merger, the Company has filed a preliminary proxy statement with the SEC. Additionally, the Company will file other relevant materials with the SEC in connection with the proposed acquisition of the Company by IVD Holdings Inc. and IVD Acquisition Corporation pursuant to the terms of the merger agreement. The definitive proxy statement, when it becomes available, and other material filed with the SEC will contain important information about the Company and the merger that should be read carefully before making any voting or investment decision with respect to the proposed merger. These materials will be made available to the Company’s shareholders at no expense to them and may also be obtained by contacting the Company’s Investor Relations Department at 3130 Gateway Drive, Norcross, Georgia, telephone number (770) 441-2051. All of these materials (and all other merger documents filed with the SEC) will also be available at no charge at the SEC’s website (www.sec.gov).

The Company and its officers and directors, under the SEC rules, may be deemed to be participants in the solicitation of proxies of the Company’s shareholders in connection with the proposed merger. Investors and security holders may obtain more detailed information regarding the names, affiliations, and interests of certain of the Company’s officers and directors, as well as other matters, in the Company’s proxy statement for its 2010 annual meeting of shareholders, the

Annual Report on Form 10-K for the fiscal year ended May 31, 2011 and the definitive proxy statement and other relevant materials which will be filed with the SEC in connection with the merger. Information concerning the interests of the Company’s participants in the solicitation, which may, in some cases, be different than those of the Company’s shareholders generally, will be set forth in the definitive proxy statement relating to the merger when it becomes available.

Cautionary Note Regarding Forward-Looking Statements

This press release contains forward-looking statements relating to the potential acquisition of the Company by an affiliate of TPG Partners VI, L.P. Those statements include statements regarding the intent, belief or current expectations of the Company and members of its management team, as well as the assumptions on which such statements are based, and generally are identified by the use of words such as “may,” “will,” “seeks,” “anticipates,” “believes,” “estimates,” “expects,” “plans,” “intends,” “should” or similar expressions. Forward-looking statements are not guarantees of future events and involve risks and uncertainties that actual events may differ materially from those contemplated by such forward-looking statements. Many of these factors are beyond the Company’s ability to control or predict. Such factors include, but are not limited to, uncertainties as to whether the debt financing will be funded when required, changes in ratings from credit agencies, uncertainties as to how many of the Company’s shareholders will tender their shares in the offer or vote their shares in favor of the merger , the possibility that competing offers will be made, unexpected costs or liabilities, the result of the review of the proposed transaction by various regulatory agencies and any conditions imposed in connection with the consummation of the transaction, and the possibility that various closing conditions for the transaction may not be satisfied or waived. Other factors that may cause actual results to differ materially include those set forth in the reports that the Company files from time to time with the SEC, including its annual report on Form 10-K for the year ended May 31, 2011 and quarterly and current reports on Form 10-Q and Form 8-K. These forward-looking statements reflect the Company’s expectations as of the date hereof. The Company undertakes no obligation to update the information provided herein, except as required by law.

Contacts

Immucor Media Contacts: Michael Freitag / Jed Repko / Jennifer Friedman Joele Frank, Wilkinson Brimmer Katcher (212) 355-4449	TPG Media Contacts: Lisa Baker Owen Blicksilver PR (914) 725-5949
Immucor Investor Contacts: Michele Howard (770) 441-2051